Exhibit 6.1

AGREEMENT OF PURCHASE AND SALE

between

7501 W. NORTH AVENUE, LLC,

a Delaware limited liability company, as SELLER,

and

RF GROCERY LLC,

an Illinois limited liability company, as BUYER

Dated: May 27, 2020

Fresh Thyme Farmers Market,

7501 North Avenue, River Forest, Illinois

Table of Contents
(continued)

Table of Contents
(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A
Real Property Description

Exhibit B
List of Tenant Leases & Delinquency Report

Exhibit C
List of Service Contracts

Exhibit D
Form Deed

Exhibit E
Form Owner’s Affidavit

Exhibit F
Form Tenant Notice

Exhibit G
Intentionally Deleted

Exhibit H
Form Bill of Sale

Exhibit I-1
Form Assignment of Leases

Exhibit I-2
Form Assignment of Warranties and Other Intangible Property

Exhibit J
Form Estoppel Certificate

Schedules

Schedule 1
Disclosure Items

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), effective as of the Effective Date (as defined in Section 9.14 below), is between 7501 W. North Avenue, LLC, a Delaware limited liability company (“Seller”), and RF Grocery LLC, an Illinois limited liability company, together with its successors and assigns expressly permitted by this Agreement (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1 Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a) Real Property. That certain real property commonly known as Fresh Thyme Farmers Market, 7501 North Avenue, River Forest, Illinois, all as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b) Lease. All of the Seller’s interest as landlord in and to the Lease (as defined below) of the Real Property;

(c) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by the Tenant of the Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property; and

(d) Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “Stockbridge” and any derivatives thereof; and any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property that are not expressly assumed by Buyer pursuant to the Assignment of Leases (as defined in Section 8.3(a)(3) below)); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).

Section 1.2 Purchase Price.

(a) The purchase price of the Property is Eight Million One Hundred Fifty Thousand and No/100th Dollars ($8,150,000.00) (the “Purchase Price”).

(b) The Purchase Price shall be paid as follows:

(1) No later than two (2) business days after the execution of this Agreement by Buyer and Seller, Buyer shall deposit in escrow with Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, IL 60603 Attn: Cindy Malone (the “Title Company”) cash or other immediately available funds in the amount of Two Hundred Thousand and No/100th Dollars ($200,000.00) (the “Deposit”).

The Deposit may be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(3) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTION 6.1, SECTION 9.3 AND SECTION 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IF BUYER ELECTS TO PURSUE THE REMEDY OF SPECIFIC PERFORMANCE AND SOLELY DUE TO THE WRONGFUL OR INTENTIONAL ACT OF SELLER ON OR PRIOR TO CLOSING, SUCH REMEDY IS NOT AVAILABLE, BUYER MAY SEEK ANY OTHER RIGHT OR REMEDY AVAILABLE AT LAW OR IN EQUITY BUT ONLY IF BUYER FILES ANY SUCH ACTION (AND DELIVERS CONCURRENT NOTICE TO SELLER OF THE SAME) NO LATER THAN SIXTY (60) DAYS AFTER THE CLOSING DATE STATED HEREIN. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN TO THE CONTRARY, BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER PRIOR TO CLOSING.

IN ALTERNATIVE TO THE FOREGOING, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF (X) A REPRESENTATION OR WARRANTY MADE BY SELLER WAS FACTUALLY INCORRECT WHEN MADE AND SELLER HAD KNOWLEDGE OF SUCH INCORRECTNESS WHEN MADE, OR BECOMES FACTUALLY INCORRECT AS A RESULT OF AN INTENTIONAL ACT OF SELLER, (Y) SELLER WILLFULLY DEFAULTS ON SELLER’S OBLIGATION TO MAKE THE DEPOSITS REQUIRED UNDER SECTION 8.3(A) OR SECTION 8.3(C), OR SELLER FAILS TO CURE ANY REQUIRED CURE ITEM OR (Z) SELLER WILLFULLY FAILS TO CONSUMMATE THE TRANSACTION UNDER THIS AGREEMENT, AND BUYER ELECTS TO TERMINATE THIS AGREEMENT (INSTEAD OF ENFORCING THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT) AS A RESULT OF ANY OF THE FOREGOING EVENTS DESCRIBED IN THIS SENTENCE, THEN AND IN ANY SUCH EVENT BUYER, IN ADDITION TO BUYER’S RECEIPT OF THE DEPOSIT UPON THE TERMINATION OF THIS AGREEMENT (AS SET FORTH HEREIN ABOVE), BUYER SHALL ALSO BE ENTITLED TO REIMBURSEMENT OF BUYER’S ACTUAL REASONABLE THIRD PARTY OUT OF POCKET EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED IN CONNECTION WITH BUYER’S INTENDED ACQUISITION OF THE PROPERTY, IN AN AGGREGATE AMOUNT NOT TO EXCEED THE LESSER OF: (1) BUYER’S ACTUAL REASONABLE OUT OF POCKET EXPENSES INCURRED FOR THIS TRANSACTION AT THE TIME OF SUCH SELLER’S DEFAULT; OR (2) ONE HUNDRED THOUSAND AND NO/100TH DOLLARS ($100,000.00) (THE “PURSUIT COSTS”). SUCH PURSUIT COSTS SHALL BE PAID BY SELLER WITHIN TEN (10) DAYS FOLLOWING WRITTEN REQUEST TO SELLER, ACCOMPANIED BY EVIDENCE OF SUCH COSTS INCURRED BY BUYER. SELLER SHALL MAINTAIN A SUFFICIENT NET WORTH TO COVER THE PURSUIT COSTS. (NOTHING HEREIN SHALL LIMIT BUYER’S RIGHTS AND REMEDIES WITH RESPECT TO ANY BREACH OF A REPRESENTATION OR WARRANTY OF SELLER FIRST DISCOVERED BY BUYER FOLLOWING THE CLOSING).

IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.

AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF ALL DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT EITHER PARTY’S RESPECTIVE OBLIGATIONS UNDER SECTION 6.1, SECTION 9.3 AND SECTION 9.9 BELOW.

INITIALS:	SELLER ________	BUYER _______
(2) The balance of the Purchase Price, which is Seven Million Nine Hundred Fifty Thousand and No/100th Dollars ($7,950,000.00) (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1 Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer, or shall within the Delivery Period (as defined below) deliver or make available to Buyer, copies of all Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, internal appraisals, structural or physical inspection reports, and projections; and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends five (5) days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof, such conditions being deemed satisfied as provided in Section 3.6, Section 4.1(e) and Section 4.2:

(a) Title to the Property and survey matters in accordance with ARTICLE IV below.

(b) The Due Diligence Materials, including, but not limited to, that certain lease with Lakes Venture, LLC (“Tenant”), any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Lease”) affecting the Property, and all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”).

(c) The physical condition of the Property.

(d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e) The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f) Any other matters Buyer deems relevant to the Property.

Section 2.2 Contingency Period.

Buyer shall have until 5:00 p.m. (Central Time) on _____, 2020 (a date which is 30 days from the Effective Date) (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Section 2.1, paragraphs (b) through (f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer determines to proceed with the purchase of the Property in Buyer’s sole and absolute discretion, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Section 2.1, paragraphs (b) through (f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, those items specifically set forth on Schedule 1 attached hereto (the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1, Section 9.3 and Section 9.9 below.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1 Representations and Warranties of Seller.

Subject to the disclosures contained the Due Diligence Materials set forth on Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), Seller hereby makes the following representations and warranties with respect to the Property Except for the Seller’s representations and warranties as set forth herein, Seller shall have no liability with respect to the accuracy and completeness of the information contained in the Disclosure Items or in any other document delivered in connection herewith.

(a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c) (i) this Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(d) Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing and to perform its obligations hereunder and thereunder.

(e) The only Lease (including all amendments and assignments pertaining thereto) in force for the Property is set forth on Exhibit B attached hereto and made a part hereof. Exhibit B also includes a true, correct and completely copy of a current Tenant rent delinquency report (the “Delinquency Report”) used by Seller in the management and ownership of the Property and which Seller shall update at Closing. Seller represents and warrants that the Lease (i) is in full force and effect and that the Lease has not been modified, amended or supplemented by another agreement or commitment between Seller and Tenant which has not been disclosed to Buyer; (ii) there are no outstanding defaults by either Seller (as landlord) and Tenant under the Lease; (iii) there are no pending or current claims under the Lease that would entitle Tenant to have any offsets against rent or other claims (including without limitation, monetary claims) against the Seller under the Lease in any respect; (iv) Tenant does not have any right to abate rent except as may be expressly set forth in the Lease and Tenant is not currently abating rent; (v) Seller has not received any written notice form Tenant either (x) exercising any termination right terminating the Lease; or (y) notifying Seller of Tenant’s insolvency, bankruptcy, assignment for the benefit of creditors or other similar proceeding and Tenant has not provided any notice to Seller indicating that it intends to cease operations at the Property; (vi) Seller has not assigned its rights in the Lease or the rents payable thereunder or any interest therein, other than a collateral assignment to a mortgage lender that will be released at the Closing; (vii) Tenant has not prepaid rent more than one month in advance and Tenant is not entitled to pay any deferred rent or reduced rent or has been voluntarily granted rent relief by Seller (as landlord) in any respect; and (viii) there are no leasing commissions, tenant improvement allowance, “Work to be Reimbursed by Landlord” (including without limitation, the “First Additional Reimbursement” and the “Second Additional Reimbursement” as such terms are used and defined in the Second Amendment) or other credits that may become due and payable after the date of this Agreement under or relating to the Lease.

(f) To Seller’s knowledge, the only Service Contracts in force for the Property are set forth in Exhibit C hereto and made a part hereof. True, correct and complete copies of each of the Service Contracts shall be made available to Buyer as part of the Due Diligence Materials.

(g) To Seller’s knowledge, Seller has not been served with any litigation or governmental proceeding (including, but not limited to any condemnation proceeding) that are pending or threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, nor has Seller received any written notice threatening such actions.

(h) To Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(i) To Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are true and complete copies of such items in Seller’s possession which are used by Seller in the operation of the Property.

(j) Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located.

(k) Seller is (A) (x) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (B) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (C) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). Notwithstanding the immediately preceding sentence, the individual retirement beneficiaries of Seller’s affiliate are expressly excluded from the foregoing provisions of this Section 3.1(k).

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(l) To Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transaction herein contemplated will not conflict with any applicable law, ordinance, regulation, statute, rule, restriction, or any judgment, order, or decree of any court having jurisdiction over Seller or the Property or any agreement of Seller.

(m) Neither the execution nor delivery of this Agreement by Seller, nor the performance of Seller’s obligations hereunder, will result in a breach, violation or default by Seller of any provision of its organizational documents.

(n) Seller has not received written notice that the Property is not properly zoned for its present use.

(o) To Seller’s knowledge, as of the Effective Date Seller has not received any written notice from any governmental authority either (i) alleging a violation of any laws, ordinances or agreements regulating the use of the Real Property or (ii) notifying Seller that a condemnation or similar proceeding against the Property, or any portion thereof, is contemplated.

(p) The Property is not subject to any outstanding agreement of sale, option, right of first refusal, right of first offer or other right of any third party to acquire any interest therein, except this Agreement or except as may be set forth in the Lease.

(q) Seller has not entered into any commitments or agreements that remain effective with obligations yet to be performed with any governmental authorities or agencies affecting the Property that have not been disclosed in writing to Buyer.

(r) Based on Buyer’s representations and warranties set forth in Section 3.6(e) below, the sale and purchase of the Property pursuant to this Agreement will not constitute a non-exempt “prohibited transaction,” as such term is defined in Section 4975(c)(1) of the Code and Section 406 of ERISA (as that term is hereinafter defined) and will not result in a violation of Part 4 of Title 1, Subtitle B of ERISA.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2 Further Covenants and Agreements

Seller hereby covenants and agrees that, from and after the date hereof and to and including the Closing Date (or the date this Agreement is terminated), it will perform and comply with each of the following covenants and agreements:

(a) Seller shall promptly deliver to Buyer copies of any written notices received by Seller from any governmental agency alleging any violation of any applicable law or ordinance with respect to the Property which, if the facts alleged therein were true, would constitute a breach of any representation or warranty of Seller herein contained. Seller shall promptly deliver to Buyer copies of any notice of default on the part of Seller received pursuant to the Lease.

(b) Between the Effective Date and the date of Closing, Seller will not, without Buyer’s prior written consent, create any encumbrances on the Property which will not be released, terminated or satisfied at or prior to Closing. For the purposes of this subsection, the term “encumbrance” shall mean any lease, liens, security interests, options, mortgages, encroachments, easements, covenants, conditions or restrictions which will survive Closing. Buyer shall notify Seller of Buyer’s decision to either grant or deny such prior written consent within three (3) business days after Seller’s request thereof or such request shall be deemed approved.

(c)           Subject to the damage caused by casualty or condemnation, and except to the extent that such maintenance is the obligation of the Tenant, until Closing, Seller, subject to the terms of the Lease, shall maintain the Property in its condition existing on the Effective Date, normal wear and tear excepted.

Section 3.3 No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials or otherwise or discovered by Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with the Tenant, property managers or any other person. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within five (5) days following Buyer’s discovery of such Exception Matter or the Closing, whichever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or the Closing, as the case may be, Seller notifies Buyer in writing that it elects to cure or remedy such Exception Matter. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of an Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Section 6.1, Section 9.3 and Section 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).

Section 3.4 Survival of Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any estoppel delivered pursuant to Section 8.4 below or in any Other Documents shall survive for a period of nine (9) months after the Closing. Any claim which Buyer may have at any time against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.5 Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Stephanie Chrisman, as Vice President, the times indicated only, and not any implied, imputed or constructive knowledge of such individuals or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials, except that Stephanie Chrisman has reviewed the representations and warranties of Seller contained herein with the Seller’s property manager of the Property. Furthermore, it is understood and agreed that such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.6 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

(e) Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor to any plan in which the sponsor is AT&T Inc. or a subsidiary thereof.

(f) Other than Seller’s Broker (as defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

(g) Buyer represents and warrants that (i) Buyer and its affiliates (A) are not currently identified on the List, and (B) are not persons or entities with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Buyer is through a U.S. Publicly-Traded Entity.

Each of the representations and warranties of Buyer contained in this Section 3.5 shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.7 Buyer’s Independent Investigation.

(a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within the Tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Federal Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101, et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3) Any easements and/or access rights affecting the Property.

(4) The Lease and all matters in connection therewith, including, without limitation, the ability of the Tenant to pay the rent and the economic viability of the Tenant.

(5) The Service Contracts and any other documents or agreements of significance affecting the Property.

(6) All other matters of material significance affecting the Property, including without limitation all warranties received by Seller as it pertains to the roof of the Building (the “Roof Warranty”) which Roof Warranty will be assigned by Seller to Buyer at Closing, at Seller’s sole cost and expense.

(b) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each Tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Lease, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Materials, unless and until an event or other matter which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement occurs, provided however that Seller shall have the legal obligation to apprise Buyer of any written notices or other correspondence received by Seller from the Tenant.

Section 3.8 Release.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

Section 3.9 Survival.

The provisions of this ARTICLE III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Section 9.11 and Section 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1 Conditions of Title.

(a) Upon execution of this Agreement, within ten (10) days of the Effective Date Seller shall deliver to Buyer an updated preliminary title report or commitment (the “Title Report”) from the Title Company, which shall be delivered to Seller, together with copies of all underlying documents relating to title exceptions referred to therein, promptly upon Buyer’s receipt thereof. Seller shall furnish to Buyer within the Delivery Period the existing ALTA survey of the Property in Seller’s possession (the “Existing ALTA Survey”). Buyer may, within three (3) business days of receipt of the Existing ALTA Survey, order a plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer. If obtained by Buyer, Buyer shall provide Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. If timely ordered by Buyer (and Seller receives sufficient evidence of the same from Buyer) and Closing occurs, Seller shall pay the entire cost of the Survey. If Closing does not occur, Buyer or Buyer fails to timely order the Survey, Buyer shall pay the entire cost of the Survey.

(b) Within ten (10) business days prior to the last day of the Contingency Period (the “Title Review Date”), or five (5) business days after Buyer’s receipt of the Title Report and Survey, whichever occurs first, Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c) If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not Tenant or other third parties of Tenant as may be permitted by the Lease), (ii) real estate tax liens, other than liens for taxes and assessments not yet due and payable after the date of Closing and (iii) that have been voluntarily placed against the Property by Seller (and not Tenant or other third parties of Tenant as may be permitted by the Lease) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Seller’s proceeds from the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d) If Seller elects (or is deemed to have elected) not to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1, Section 9.3 and Section 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have elected to take title as it then is and proceed to Closing, thereby waiving all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e).

(e) At the Closing, Seller shall convey title to the Property to Buyer by special warranty deed in the form of Exhibit D attached hereto (the “Deed”) subject to no exceptions other than:

(1) Building and zoning ordinances and regulations and any other laws, ordinances or governmental regulations restricting, regulating or relating to the use, occupancy or enjoyment of the Property;

(2) Interests of Tenant in possession under the Lease;

(3) Matters created by or with the written consent of Buyer;

(4) Condition of the Property as revealed by a current inspection;

(5) Matters shown on the Survey;

(6) The lien of real estate taxes and assessments which are not yet due and payable; and

(7) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this ARTICLE IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2 Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than Seller’s standard form of owner’s affidavit (the “Owner’s Affidavit”) attached hereto as Exhibit E.

ARTICLE V

RISK OF LOSS CONDEMNATION AND CASUALTY

Section 5.1 Condemnation.

In the event that Seller receives written notice on or prior to the Closing Date that all or any part of the Property is to be taken by exercise of the right of eminent domain, Seller will give Buyer immediate notice (a “Condemnation Notice”) of such event. If, prior to the Closing Date, the Property shall be taken or threatened in writing to be taken by exercise of the right of eminent domain, or there shall be taken or threatened in writing to be taken such a material part thereof that, as determined by the terms of the Lease, the taking materially interferes or would materially interfere with the economic operation or use of the Property, then Buyer may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within ten (10) days after receipt by Buyer of the Condemnation Notice, in which event the Deposit shall be returned to Buyer and no party shall have any further obligation and liability to the other parties hereunder other than the obligations which expressly survive the Closing as indicated herein. If Buyer does not so elect to terminate its obligations hereunder, then the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and at the Closing Seller shall assign to Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation award (but not any portion of an award to which the Tenant may be entitled) which may be payable to Seller on account of such condemnation. If, prior to the Closing Date, one or more portions of the Real Property shall be taken by exercise of right of eminent domain in a manner which does not, as determined by the terms of the Lease, materially interfere with the economic operation or use of the affected Property, then Buyer shall not have the right to terminate its obligations hereunder by reason thereof and, at the Closing, Seller shall assign to Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation awards which may be payable to Seller (but expressly excluding any amount to which the Tenants may be entitled) on account of such condemnation, and the Purchase Price shall not be reduced.

Section 5.2 Casualty.

If, prior to Closing, the Property, or any part thereof, suffers any material damage (that is, any damage to the Property to the extent that the Tenant has the right terminate the Lease pursuant to the terms thereof) from fire or other casualty, then Seller shall promptly provide Buyer with written notice thereof and Buyer may either: (a) terminate this Agreement by notice to Seller and Escrow Agent, in which event the Deposit shall be promptly refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than any obligations expressly surviving the termination hereof, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, if payable, shall be assigned to Buyer at the Closing and Buyer shall receive a credit against the Purchase Price in an amount equal to the amount of Seller’s deductible under its insurance policy which has not previously been paid out by Seller. If the Property, or any part thereof, suffers any non-material damage (that is, any damage to the Property which obligates Tenant to continue the payment of rent without abatement) prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including without limitation any and all rent loss insurance proceeds relating to the period from and after the Closing Date, if payable (plus receive a credit against the Purchase Price in an amount equal to the amount of Seller’s deductible under its insurance policy which has not previously been paid out by Seller), and there shall be no other reduction in the Purchase Price.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1 Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for CBRE Group, Inc. (“Seller’s Broker”). At Closing, Seller shall pay, at its sole cost and expense, the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2 Expenses.

Except as provided in ARTICLE IV above, and Section 8.3(b) and Section 9.5 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1 Buyer’s Approval of New Leases and Agreements Affecting the Property.

Between the Effective Date and the Closing, Seller shall not amend or terminate the Lease in any respect without Buyer’s prior written consent. If Buyer does not consent, Buyer shall specify in detail the reasons for its disapproval. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval.

Section 7.2 Intentionally Omitted.

Section 7.3 Tenant Notices.

At the Closing, Seller shall furnish Buyer with one (1) original signed notice to be duplicated by Buyer and given to Tenant in substantially the form attached hereto as Exhibit F and made a part hereof, with such reasonable, informational modifications thereto as Buyer may reasonably request (the “Tenant Notice”). Buyer covenants to deliver a Tenant Notice to Tenant as soon as reasonably possible after Closing. This Section 7.3 shall survive Closing.

Section 7.4 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

To the extend not maintained by Tenant, Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5 Service Contracts.

There are currently no Service Contracts entered into by Seller in effect at the Property. Between the Effective Date and the date of Closing, Seller will not, without Buyer’s prior written consent, enter into any Service Contracts with respect to the Property that will not be terminated prior to Closing. Notwithstanding the foregoing, Seller shall terminate as of the Closing Date, all existing management agreements, leasing agreements, broker agreements and locator agreements with respect to the Property.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2 Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on July 17, 2020, and before 11:00 a.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer, and neither party or its agents shall be required to attend the Closing in person. The Closing shall occur at the offices of the Title Company by means of a so-called New York style closing (i.e., meaning the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy or “marked-up” title commitment as described herein and the payment of the Purchase Price). No party shall be obligated to agree to any date or time for Closing except the date and time herein set forth except at its sole and absolute discretion.

Section 8.3 Deposit of Documents.

(a) At or before the Closing, Seller shall deposit into escrow the following items:

(1) the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property from Seller to Buyer or its assignee subject only to the Conditions of Title;

(2) four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit H (the “Bill of Sale”);

(3) four (4) duly executed counterparts of an Assignment and Assumption of Leases, in the form attached hereto as Exhibit I-1 pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Lease, (the “Lease Assignment”);

(4) four (4) duly executed counterparts of an Assignment and Assumption of Warranties and Other Intangible Property in the form attached hereto as Exhibit I-2 pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Warranties and Other Intangible Property and other documents and agreements affecting the Property (the “General Assignment”);

(5) a FIRPTA Affidavit in the form required by Section 1445 of the Internal Revenue Code;

(6) the Owner’s Affidavit;

(7) one (1) duly executed Tenant Notice;

(8) either (i) evidence of bulk sales tax clearance from the State of Illinois (in the form of a bulk sales stop order or release or similar document issued by the State of Illinois), or (ii) one (1) Bulk Sales Indemnity pursuant to Section 9.15 below;

(9) A “Closing Statement” in form reasonably satisfactory to the parties reflecting the prorations and apportionments of the Purchase Price as required by the terms and provisions contained in this Agreement (the “Closing Statement”);

(10) any necessary transfer or recording tax or stamp declarations or forms required to be signed by Seller with respect to the transactions contemplated under this Agreement;

(11) All access codes related to the Property; and,

(12) A bring down certificate certifying that Seller representations and warranties set forth in Section 3.1 above remain true and correct in all material respects as of the Closing Date or advising Buyer of any material changes to the same, duly executed by the Seller.

(b) At or before Closing, Buyer shall deposit into escrow the following items:

(1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2) four (4) duly executed counterparts of the Lease Assignment;

(3) four (4) duly executed counterparts of the General Assignment;

(4) two (2) duly executed counterparts of the Closing Statement; and

(5) any necessary transfer or recording tax or stamp declarations or forms required to be signed by Buyer with respect to the transactions contemplated under this Agreement.

(c) Seller and Buyer shall each execute and deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d) All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Section 8.3 shall be (i) in the form attached to this Agreement as provided herein or (ii) in form reasonably satisfactory to each of the parties hereto and their respective counsel. Any documents, including deeds or other instruments of assignment or conveyance, intended to be recorded in any public office, shall be in recordable form.

(e) Seller shall deliver possession of the Property, subject to the Lease and the rights of Tenant thereunder and the Conditions of Title, to Buyer or Buyer’s nominee at the Closing. Seller shall also coordinate with Buyer to deliver all keys with respect to the Property promptly after Closing

(f) Within one (1) business days prior to the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals (or copies provided a fully signed original is not available) of the Lease, the Tenant correspondence files (during Seller’s ownership of the Property), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s original general ledger and other original internal books or records which shall be retained by Seller.

Section 8.4 Estoppel Certificate and SNDA.

(a) If in accordance with ARTICLE II of this Agreement Buyer elects to proceed with the purchase of the Property, then Seller shall obtain an estoppel certificate from Tenant substantially in the form attached hereto as Exhibit J (the “Estoppel Certificate”), or as otherwise provided below. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain the Estoppel Certificate from Tenant. The Estoppel Certificate shall be dated no more than thirty (30) days prior to the Closing Date. Prior to the expiration of the Contingency Period, Buyer shall work with Tenant to agree on a form of Estoppel Certificate reasonable acceptable to Tenant and Buyer and shall deliver to Seller a copy of the approved form at the expiration of the Contingency Period. If Tenant refuses to sign the Estoppel Certificate in the form attached hereto as Exhibit J or the form so approved by Tenant (after discussions and negotiations, as necessary, with Tenant and Buyer), an Estoppel Certificate from Tenant will be deemed reasonably acceptable to Buyer if it contains the following information: confirming the dates of the term and the termination date, the rents, taxes and all other charges due and payable under the Lease; that no rent has been paid more than one month in advance; that the Tenant Allowance, the Work to be Reimbursed by Landlord (including without limitation, the First Additional Reimbursement and the Second Additional Reimbursement as set forth in the Second Amendment) have been paid in full and Tenant is not entitled to any other credits, allowances or payments from the Landlord; that the Lease is in full force and effect and that a true and correct copy of the Lease with all amendments and modifications is attached; that all work to be performed by landlord has been performed and that Tenant has no knowledge of any landlord default. The Estoppel Certificate shall be addressed to Buyer and any lender of Buyer, as Buyer directs, and can be relied upon by both Buyer and any lender of Buyer.

(b) If Tenant’s Estoppel Certificate discloses a circumstance that would, in the reasonable judgment of Buyer, have an adverse effect on the Property following Closing or reflects information materially inconsistent with the Rent Roll or otherwise reflects a materially adverse issue under the Lease, Buyer shall notify Seller thereof no later than five (5) days after Buyer’s receipt of the Tenant’s Estoppel Certificate, and Seller shall have the right to adjourn Closing for a period of time not to exceed fifteen (15) days to resolve the issue to the satisfaction of Seller, Buyer and the Tenant. If, at the end of such 15-day period the adverse circumstance at issue has not been corrected to the satisfaction of Seller, Buyer and the Tenant, Buyer shall have the right to either waive its objection to such issue and close with no reduction in Purchase Price, or terminate this Agreement whereupon the Deposit shall be returned to Buyer. If Buyer fails to deliver written notice to Seller setting forth Buyer’s reasonable objections to any fact or circumstance raised in a Tenant’s Estoppel Certificate or material modification to the Tenant’s Estoppel Certificate within five (5) days after Buyer’s receipt of the Tenant’s Estoppel Certificate, Buyer shall be conclusively deemed to have approved such Tenant’s Estoppel Certificate.

(c) Upon Buyer’s request, which request shall provide Seller with all relevant information, Seller shall deliver to Tenant at no additional cost or expense to Seller (i) a Subordination, Non-Disturbance and Attornment Agreement (the “SDNA”) by and between Buyer, Buyer’s lender and Tenant similar in form and content as set forth in Exhibit E of the Lease (subject to modifications as mutually agreed to by the parties thereto), and (ii) Buyer’s lender’s contact information. Buyer’s receipt of the SNDA from the Tenant shall not be a condition of Buyer’s obligations to close hereunder.

Section 8.5 Prorations.

(a) Subject to the other provisions of this Section 8.5, the following matters and items shall be prorated and apportioned between the parties hereto, or, where applicable, credited in total to a particular party, as of 11:59 pm on the day before the Closing Date (the “Cut Off Time”), with net credits, whether in favor of Buyer or Seller, to be settled in cash at the Closing; and for purposes of calculating prorations, (i) Seller shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof up to the Cut Off Time, and Buyer to be in title to the Property on and after the Cut Off Time, and (ii) all prorations shall be made on the basis of the actual number of days of the year and month that have elapsed as of the Closing Date.

(b) Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing. Not less than five (5) business days prior to Closing, Seller shall furnish to Buyer a schedule of all rents from Tenant which are then due and payable but which have not been collected. With regard to due and payable rents that are uncollected as of the Closing Date, (i) no proration will be made at the Closing, (ii) Buyer shall make a reasonable effort after the Closing to collect the rents in the usual course of Buyer’s operation of the Property, and (iii) Buyer shall apply all rents collected (A) first to the then-current month’s rental obligation due from Tenant, (B) then second towards any delinquent amounts relating to the period from and after the Closing Date, and (C) then third towards delinquent rents owed to Seller with respect to the period prior to the Closing Date. It is further agreed, however, that Buyer will not be obligated to institute any lawsuit or other collection procedures to collect uncollected rents, and Seller shall not be entitled to sue the Tenant to collect same. Notwithstanding any of the foregoing provisions to the contrary, rents collected by Buyer after the Closing Date applicable to the month of Closing and to which Seller is entitled shall be promptly paid to Seller, and any rents received by Seller after the Closing Date applicable to the month of Closing and to which Buyer is entitled, shall be promptly paid to Buyer. There are no common area maintenance expenses, administrative fees, insurance costs and property management fees payable to Seller by Tenant under the Lease. There is no security deposit made or required to be made by Tenant under the Lease.

(c) There shall be no proration of real estate taxes as Tenant pays real estate taxes directly to the applicable governmental authority and has paid the first installment of 2019 real estate taxes payable in 2020.

(d) Buyer shall pay the following costs of closing this transaction:

(1) Any and all expense(s) incurred by Buyer or its representative(s) in inspecting or evaluating the Property, except as otherwise expressly provided in this Agreement;

(2) The cost of any extended coverage or special endorsements to the Title Policy, including any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by the Title Company in the event a Title Policy is not issued, unless caused by default of Seller hereunder;

(3) Any and all recording fees for the Deed;

(4) One-half of any and all escrow fees associated with the purchase and sale transaction contemplated herein, and all escrow fees associated with Buyer’s financing, if any; and

(5) The fees and disbursements of Buyer’s counsel.

(e) Seller shall pay the following costs of closing the transaction:

(1) One-half of any and all escrow fees;

(2) Any and all state and county real estate transfer, stamp or documentary taxes;

(3) All title charges and the cost of the Title Policy, excepting the cost of any extended coverage or special endorsements to the Title Policy, including any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by the Title Company in the event a Title Policy is not issued, unless caused by default of Seller hereunder;

(4) Subject to Section 4.1(a), all costs relating to the Survey;

(5) Except as set forth in Section 8.5(d)(3) above, any and all recording fees; and

(6) The fees and disbursements of Seller’s counsel.

(f) The provisions of this Section 8.5 shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by e-mail if followed by one of the other methods, and such notices shall be addressed as follows:

To Buyer:	GK Real Estate, Inc.257 E. Main Street Suite 200 Barrington, Illinois 60010 Attention: Susan Dewar, Sr. Vice President – Acquisitions & DispositionsPhone No.: 847-277-2028E-Mail: susan@gk-re.com
with a copy to:	GK Real Estate, Inc.257 E. Main Street Suite 200 Barrington, Illinois 60010 Attention: Nora Lee Zeller, Esq.Phone No.: 847-277-9168E-Mail: nora@gk-re.com
To Seller:	7501 W. North Avenue, LLC c/o Stockbridge Capital Group 300 North LaSalle Street, Suite 5450 Chicago, IL 60654Attention: Dan Weaver Phone No.: 312-819-4033E-Mail: Weaver@stockbridge.com
with a copy to:	Seyfarth Shaw LLP 233 South Wacker, Suite 8000 Chicago, Illinois 60606 Attention: Joel D. Rubin Phone No.: (312) 460-5600 E-Mail: jrubin@seyfarth.com or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt or by e-mail. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile or e-mail and received during normal business hours. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2 Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3 Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Tenant, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within one (1) business day after receipt of such notice. If Seller fails to respond within such one (1) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority or Tenant without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority or Tenant and present at any meeting by Buyer with a governmental authority or Tenant. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any actual, provable costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) solely arising out of or directly relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials above levels allowed by law or any significant or material damage to the Property; provided that Buyer shall not be liable to Seller as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition above levels allowed by law. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4 Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days. A “business day” shall mean any day that is not a Saturday, Sunday or legal or bank holiday in the jurisdiction in which the Property is located. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central Time.

Section 9.5 Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6 Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to an entity owned and controlled by Buyer at any time before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in Section 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7 Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement so executed in counterparts shall effective upon delivery to the parties hereto. In the event that any signature to this Agreement is delivered by transmission by facsimile or by electronic mail in form of any “.pdf”, “.jpg”, “.tiff”, “.bmp”, “.png”, “.gif”, and/or any other electronically-formatted image and/or document (collectively, an “Electronic Transmission”), such signature shall create a valid and legally binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page sent via Electronic Transmission were an original thereof.

Section 9.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9 Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder.

Section 9.10 Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11 Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12 Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13 No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14 Drafts Not an Offer to Enter into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by Electronic Transmission) (the “Effective Date”) pursuant to which the “Effective Date” for purposes of this Agreement shall be the date of last execution by Seller and Buyer.

Section 9.15 Bulk Sales.

Seller shall be solely responsible for and shall pay all sums due under the Bulk Sales Laws (as hereinafter defined) in connection with Seller’s ownership and operation of the Property. Within two (2) business days after the expiration of the Contingency Period, if not earlier, in Seller’s sole discretion, Seller shall request and shall use good faith diligent efforts to obtain with respect to the Property (and Buyer shall reasonably cooperate (at no expense to Buyer) and execute any necessary documentation in connection therewith) (a) a full release of claims letter issued to Buyer by the Illinois Department of Revenue showing that Buyer has no liability for the payment of any of Seller’s assessed but unpaid taxes, penalties or interest due under the Illinois Income Tax Act, 35 ILCS 120/5j et. seq. and any tax, penalty or interest due under the Retailer’s Occupation Tax Act 35 ILCS 5/902 et. seq. (the “Bulk Sales Act”). Seller shall provide Buyer with evidence of Seller’s timely requests for such release letters and/or certificate in accordance with the Bulk Sales Act promptly after filing same. It shall be a condition precedent to the obligation of Buyer to close the transaction contemplated in this Agreement, that Buyer receive such release letters and/or certificate from the State of Illinois under the Bulk Sales Act . If any of the release letters, certificates or confirmation from the State of Illinois under the Bulk Sales Act are not received by Closing, then the Closing shall occur and Seller shall be obligated to execute an indemnification agreement, in form and substance reasonably satisfactory to Buyer, indemnifying Buyer against any and all claims by any of the State of Illinois if a letter, certificate or confirmation was not provided for any unpaid taxes, penalties or interest owed by Seller (any such indemnity agreement is called a “Bulk Sales Indemnity”) and also establishing a holdback from Seller’s net proceeds of sale an amount equal to 2.5 times stated in the release letters, certificates or confirmation from the State of Illinois under the Bulk Sales Act and if any such amount is not stated than an amount determined by the Title Company and Buyer in order for the Title Company to either insure over or endorse over any such claims as additional assurance in support of Buyer’s acceptance of the Bulk Sales Indemnity.

Section 9.16 No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17 No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.18 Intentionally Omitted.

Section 9.19 Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment and any Seller estoppel certificate (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed Three Hundred Thousand and No/100th Dollars ($300,000.00); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand and No/100th Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Section 9.20 Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.21 Survival of Article IX.

The provisions of this ARTICLE IX shall survive the Closing.

Section 9.22 Buyer’s Audit.

Buyer has informed Seller that Buyer desires to complete an audit with respect to certain matters relating to the Property (“Buyer’s Audit”). Not less than ten (10) days prior to expiration of the Contingency Period, Seller shall make available to Buyer at Seller’s offices such information, to the extent it is in existence and in Seller’s possession, as is reasonably requested by Buyer in connection with the performance of Buyer’s Audit, including, but not limited, the general ledger and current aging report. Seller shall also provide answer to questions relating to the Property as Buyer or its auditors may reasonable request; provided that no additional investigation shall be required by Seller; provided, further, Seller’s answers to such questions shall not constitute representations and warranties of Seller and Seller shall have no liability to Buyer or its auditors with respect thereto. Buyer’s completion of Buyer’s Audit shall not be a condition precedent to Buyer’s obligation to consummate the transaction contemplated by this Agreement and Buyer shall satisfy itself with regard to Buyer’s Audit prior to the expiration of the Contingency Period.

[Remainder of Page Intentionally Left Blank. Signatures Follow Next.]

IN WITNESS WHEREOF, The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

SELLER:	7501 W. North Avenue, LLC,a Delaware limited liability company
By: /s/ Daniel S. Weaver Name: Daniel S. Weaver Its: Managing Director
Date of Execution: May 26, 2020
BUYER:	RF GROCERY LLC,
an Illinois limited liability company
By: /s/ Garo Kholamian Name: Garo Kholamian Its: President
Date of Execution: May 26, 2020

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A
Real Property Description

Exhibit B
List of Tenant Lease & Delinquency Report

Exhibit C
List of Service Contracts

Exhibit D
Form Deed

Exhibit E
Form Owner’s Affidavit

Exhibit F
Form Tenant Notice

Exhibit G
Intentionally Deleted

Exhibit H
Form Bill of Sale

Exhibit I-1
Form Assignment of Leases

Exhibit I-2
Form Assignment of Warranties and Other Intangible Property

Exhibit J
Form Estoppel Certificate

Schedules

Schedule 1
Disclosure Items